Exhibit 10.1

PRESS RELEASE
January 30, 2007
For Immediate Release

For Further Information Contact:	Michael W. Dosland
President and Chief Executive Officer
First Federal Bankshares, Inc.
329 Pierce Street, P.O. Box 897
Sioux City, IA 51102
712.277.0222

FIRST FEDERAL BANKSHARES, INC. DECLARES DIVIDEND

Sioux City, Iowa. The Board of Directors of First Federal Bankshares, Inc. (the “Company”) (Nasdaq Global Market - “FFSX”) declared a quarterly cash dividend of $0.105 per share for the second quarter of the 2007 fiscal year. The dividend is payable on February 28, 2007 to stockholders of record on February 14, 2007.

The Company’s common stock is traded on the NASDAQ Global Market under the symbol FFSX. The Company is headquartered in Sioux City, Iowa and is the parent company of First Federal Bank. The Bank operates eight offices in northwest Iowa, an office in South Sioux City, Nebraska, and five offices in central Iowa.

329 Pierce Street  ●  P.O. Box 897  ●  Sioux City IA 51102  ●  712-277-0200